Exhibit 10.2

TEXAS CAPITAL BANCSHARES, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION AGREEMENT
IRREVOCABLE TRUST

     THIS AMENDED AND RESTATED IRREVOCABLE TRUST AGREEMENT is made this 2nd day of November 2004 by and between Texas Capital Bancshares, Inc. (“Bancshares”) and Texas Capital Bank, National Association (the “Trustee”).

     WHEREAS, Bancshares has adopted a nonqualified deferred compensation agreement (the “Deferred Compensation Agreement”) by and between Bancshares and Joseph M. Grant (the “Employee”); and

     WHEREAS, Bancshares has incurred or expects to incur liability under the terms of such Deferred Compensation Agreement with respect to the Employee; and

     WHEREAS, Bancshares has granted Employee 90,000 restricted stock units (the “Restricted Stock Units”) pursuant to the Amended and Restated Texas Capital Bancshares, Inc. 1999 Omnibus Stock Plan (the “Stock Plan”, and collectively with the Deferred Compensation Agreement, the “Compensation Agreements”); and

     WHEREAS, Bancshares has established this trust (hereinafter called the “Trust”) and has contributed to the Trust, assets that shall be held herein, subject to the claims of Bancshares’ creditors in the event of Bancshares’ Insolvency (as herein defined) until paid to the Employee and his beneficiaries in such manner and at such times as specified in the Compensation Agreements; and

     WHEREAS, Bancshares desires to amend and restate the Trust for the purpose of (i) amending and restating that certain Deferred Compensation Trust by and between Bancshares and Northern Trust Bank of Texas, N.A. (“Northern Trust”), dated December 20, 1999, (ii) replacing Northern Trust as the trustee, and (iii) including the Restricted Stock Units as assets held by the Trust; and

     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of either of the Compensation Agreements as an unfunded arrangement; and

     WHEREAS, it is the intention of Bancshares to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Deferred Compensation Agreement.

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. ESTABLISHMENT OF TRUST

1.1 Bancshares has previously deposited with Trustee, in trust, the sum of $100 that became the initial principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Subsequent to such initial deposit, Bancshares has deposited with Trustee certain shares of Bancshares common stock to be held by the Trustee. Concurrently with the amendment and restatement of this Trust Agreement, Bancshares will deposit certain additional shares of Bancshares common stock which underlie issued and vested Restricted Stock Units.

1.2 The Trust hereby established shall be irrevocable.

1.3 The Trust is intended to be a grantor trust, of which Bancshares is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

1.4 The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Bancshares and shall be used exclusively for the uses and purposes of the Employee and general creditors as herein set forth. The Employee and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Compensation Agreements and this Trust Agreement shall be mere unsecured contractual rights of the Employee and his beneficiaries against Bancshares. Any assets held by the Trust will be subject to the claims of Bancshares’ general creditors under federal and state law in the event of Insolvency.

1.5 Bancshares may, in its sole discretion, at any time, or from time to time, make additional deposits with the Trustee to augment the principal to be held, administered, or disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor the Employee nor any beneficiary shall have any right to compel such additional deposits.

Section 2. PAYMENTS TO EMPLOYEE AND HIS BENEFICIARIES.

2.1 Bancshares shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of the Employee (and his beneficiaries), that provides directions to Trustee regarding the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Compensation Agreements), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Employee and his beneficiaries in accordance with such Payment Schedule. Bancshares shall have the sole responsibility for all tax withholding filings and reports. Trustee shall withhold such amounts from distributions as Bancshares directs and shall follow the instructions of Bancshares with respect to remission of such withheld amounts to appropriate governmental authorities.

2.2 The entitlement of the Employee or his beneficiaries to benefits under the Compensation Agreements shall be determined by Bancshares or such party as it shall designate under the Compensation Agreements, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Compensation Agreements.

2.3 Bancshares may make payment of benefits directly to the Employee or his beneficiaries as they become due under the terms of the Compensation Agreements. Bancshares shall notify

Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to the Employee or his beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Compensation Agreements, Bancshares shall make the balance of each such payment as it falls due. Trustee shall notify Bancshares where principal and earnings are not sufficient to make a payment then due under the Payment Schedule.

Section 3.	TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN BANCSHARES IS INSOLVENT.

3.1 Trustee shall cease payment of benefits to the Employee and his beneficiaries if Bancshares is Insolvent. Bancshares shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Bancshares is unable to pay its debts as they become due, (ii) Bancshares is subject to a pending proceeding as a debtor under the United States Bankruptcy Code; or (iii) Bancshares is determined to be Insolvent by a state or federal regulatory banking authority exercising jurisdiction over Bancshares.

3.2 At all times during the continuance of this Trust, as provided in Section 1 hereof, the principal and income of the Trust shall be subject to claims of general creditors of Bancshares under federal and state law as set forth below.

          (a.) The board of directors and the Chief Executive Officer of Bancshares shall have the duty to inform Trustee in writing of Bancshares’ Insolvency. If a person claiming to be a creditor of Bancshares alleges in writing to Trustee that Bancshares has become Insolvent, Trustee shall determine whether Bancshares is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to the Employee or his beneficiaries.

          (b.) Unless Trustee has actual knowledge of Bancshares’ Insolvency, or has received notice from Bancshares or a person claiming to be a creditor alleging that Bancshares is Insolvent, Trustee shall have no duty to inquire whether Bancshares is Insolvent. Trustee may in all events rely on such evidence concerning Bancshares’ solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Bancshares’ solvency. In no event shall “actual knowledge” be deemed to include knowledge of Bancshares’ credit status held by banking officers or banking employees of Trustee that has not been communicated to the trust department of Trustee. Trustee may appoint an independent accounting, consulting or law firm to make any determination of solvency required by Trustee under this Section 3. In such event, Trustee may conclusively rely upon the determination by such firm and shall be responsible only for the prudent selection of such firm.

          (c.) If at any time the board of directors or the Chief Executive Officer of Bancshares notifies the Trustee or Trustee has determined that Bancshares is Insolvent, Trustee shall discontinue payments to the Employee or his beneficiaries and shall hold the assets of the Trust for the benefit of Bancshares’ general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Employee or his beneficiaries to pursue their rights as general creditors of Bancshares with respect to benefits due under the Compensation Agreements or otherwise.

     (d.) Trustee shall resume the payment of benefits to Employee or his beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Bancshares is not Insolvent (or is no longer Insolvent).

3.3 Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Employee or his beneficiaries under the terms of the Compensation Agreements for the period of such discontinuance, less the aggregate amount of any payments made to the Employee or his beneficiaries by Bancshares in lieu of the payments provided for hereunder during any such period of discontinuance, all in accordance with the Payment Schedule, which shall be modified by Bancshares as necessary to comply with the provisions of this subparagraph 3.3.

Section 4. AUTHORITY.

4.1 Bancshares shall have sole investment responsibility for the assets of the Trust, and the Trustee shall act with respect to such assets only as directed by Bancshares and shall have no investment review responsibility therefor; provided, that subject to written investment guidelines issued by Bancshares to the Trustee from time to time, the Trustee shall have responsibility for the short-term investment of any cash balances held in the Trust. Upon a cash contribution to the Trust by Bancshares pursuant to Section 1.5, Bancshares shall direct the Trustee to, as soon as practicable, purchase on behalf of the Trust, Bancshares common stock at a price solely determined by Bancshares. All rights associated with Bancshares common stock held by the Trustee shall be exercised by the Trustee only as directed by Bancshares and in no event shall be exercisable by the Employee.

4.2 The Trustee shall have sole responsibility for exercising all voting rights associated with Bancshares common stock held by Trustee. The Trustee shall cast all votes, with respect to all matters, in accordance with the recommendation of Bancshares’ board of directors, as set forth in any proxy statement filed by Bancshares’ board of directors with the Securities and Exchange Commission.

Section 5. DISPOSITION OF INCOME.

5.1 During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested in accordance with Section 4 hereof.

Section 6. ACCOUNTING BY TRUSTEE.

6.1 Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Bancshares and Trustee. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Bancshares a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the trust at the end of such year or as of the date of such removal or resignation, as the case may be. In the absence of the filing in writing with Trustee by Bancshares of exceptions or objections to any such account within 90 days, Bancshares shall be deemed to have approved such account; in such case, or upon the written approval by Bancshares of any such account, Trustee shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction. Trustee may conclusively rely on determinations of Bancshares of valuations for the assets of the Trust for which Trustee deems there to be no readily determinable fair market value.

Section 7. RESPONSIBILITY OF TRUSTEE.

7.1 Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given in writing by Bancshares. In the event of a dispute between Bancshares and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

7.2 If Trustee undertakes or defends any litigation arising in connection with this Trust, Bancshares agrees to indemnify trustee against trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments if Bancshares does not pay such costs, expenses and liabilities in a reasonably timely manner, trustee may obtain payment from the trust.

7.3 Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

7.4 Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Treasury Regulation Section 301.7701-2.

7.5 The duties of Trustee shall be governed solely by the terms of the Trust without reference to the terms of the Compensation Agreements.

7.6 Bancshares (which has authority to do so under the laws of its state of incorporation) shall indemnify Trustee and defend it and hold it harmless from and against any and all liabilities, losses, claims, suits or expenses (including attorneys’ fees) of whatsoever kind and nature which may be imposed upon, asserted against or incurred by Trustee at any time by reason of its carrying out its responsibilities or providing services under this Trust Agreement, or its status as Trustee, or by reason of the breach by Bancshares of any representation or warranty made under this Trust Agreement, or by reason of any act or failure to act under the Trust Agreement, except to the extent that any such liability, loss, claim, suit or expense arises directly from Trustee’s negligence or willful misconduct in the performance of responsibilities specifically allocated to it under the Trust Agreement. This paragraph shall survive the termination of this Trust Agreement.

7.7 Trustee shall not be liable for any delay in performance, or non-performance, or any obligation hereunder to the extent that such obligation is due to forces beyond Trustee’s reasonable control, including but not limited to delays, errors or interruptions caused by third parties; any industrial, juridical, governmental, civil or military action; acts of terrorism, insurrection or revolution; nuclear fusion, fission or radiation; failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment; or acts of God.

Section 8. COMPENSATION AND EXPENSES OF TRUSTEE.

8.1 Bancshares shall pay all of Trustee’s fees, expenses and administrative costs. If not so paid, the fees and expenses shall be paid from the Trust.

Section 9. RESIGNATION AND REMOVAL OF TRUSTEE.

9.1 Trustee may resign at any time by written notice to Bancshares, which shall be effective 30 days after receipt of such notice unless Bancshares and Trustee agree otherwise.

9.2 Trustee may be removed by Bancshares on 30 days notice or upon shorter notice accepted by Trustee.

9.3 Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The resigning or removed Trustee is authorized, however, to reserve the amount as necessary for the payment of fees and expenses incurred prior to resignation or removal. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless Bancshares extends the time limit. Bancshares’s consent to extension of such time limit shall not be unreasonably withheld.

9.4 If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 10 hereof, by the effective date of resignation or removal under this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 10. APPOINTMENT OF SUCCESSOR.

10.1 If Trustee resigns or is removed in accordance with section 9 hereof, Bancshares may appoint any independent third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Bancshares or the successor Trustee to evidence the transfer.

Section 11. AMENDMENT OR TERMINATION.

11.1 This Trust Agreement may be amended by a written instrument executed by Trustee and Bancshares. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Compensation Agreements, as certified to by Bancshares (upon which certification Trustee may conclusively rely), or shall make the Trust revocable.

11.2 The Trust shall not terminate until the date on which there are no longer any assets held in the Trust or Employee and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Compensation Agreements, as certified to by Bancshares (upon which certification Trustee may conclusively rely), and Trustee shall bear no responsibility therefor. Upon termination of the Trust any assets remaining in the Trust shall be returned to Bancshares.

11.3 Upon written approval of the Employee or his beneficiaries entitled to payment of benefits pursuant to the terms of the Compensation Agreements, Bancshares may terminate this Trust prior to the time all benefit payments under the Compensation Agreements have been made. All assets in the Trust at termination shall be returned to Bancshares. Such approval shall be obtained and certified to by Bancshares (upon which certification Trustee may conclusively rely), and Trustee shall have no responsibility therefor.

Section 12. MISCELLANEOUS.

12.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

12.2 Benefits payable to the Employee and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

12.3 This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Texas; provided, however, that the Uniform Prudent Investor Act, as effective in the State of Texas, shall not govern Trustee’s actions under the Trust.

12.4 Any action required to be taken by the Bancshares shall be by resolution of its board of directors or by written direction of one or more of its president, any vice president or treasurer. The Trustee may rely upon a resolution or direction filed with the Trustee and shall have no responsibility for any action taken by the Trustee in accordance with any such resolution or direction.

12.5 Bancshares represents and warrants that the Compensation Agreements are an unfunded deferred compensation arrangement that is not a pension plan subject to the Employee Retirement Income Security Act of 1974.

12.6 In making payments to service providers pursuant to authorized directions, Bancshares acknowledges that the Trustee is acting as paying agent, and not as the payor, for tax information reporting and withholding purposes.

12.7 This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and assigns.

Section 13. EFFECTIVE DATE.

13.1 The effective date of this Trust Agreement shall be the 2nd day of November 2004.

In WITNESS WHEREOF, Bancshares and Trustee have caused this Trust Agreement to be executed by its duly authorized officers as of the date first above written.

Texas Capital Bancshares, Inc.	Texas Capital Bank, National Association, as Trustee

By: /s/ Peter B. Bartholow	By: /s/ David A. Folz

Peter B. Bartholow	Name: David A. Folz
Chief Financial Officer	Title: Executive Vice President

(CORPORATE SEAL)

The undersigned, Larry A. Makel, does hereby certify that he/she is the duly elected, qualified and acting Secretary of Texas Capital Bancshares, Inc. (“Bancshares”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of Bancshares with full power and authority to execute this Trust Agreement on behalf of Bancshares and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Larry A. Makel
Larry A. Makel
Secretary